Exhibit 99.1

Fellow LiveVox employees,

Today, we are announcing several changes to our global business operations and the LiveVox team. These changes, while difficult, will help us better adapt to evolving macroeconomic conditions and allow us to aggressively pivot our business toward more attractive growth prospects and greater profitability. I sincerely believe that in the long run these changes will benefit all LiveVox stakeholders, including customers, partners, investors, and employees.

This pivot of our business model includes an immediate reduction of approximately 16% of our global team. Our employees are the lifeblood of the company – they are family – and taking this action has been incredibly difficult. As of today, all impacted team members have been notified and we are taking steps to see that they are treated with the utmost professionalism and fairness in this difficult process. We are neither planning nor do we anticipate the need to make any further workforce reductions.

The team members leaving LiveVox have been valued contributors and friends, and I want to offer my most sincere gratitude and appreciation for their innumerable contributions. In addition to the team members whose roles have been eliminated today, approximately 10% of the team is taking on new or expanded responsibilities. These changes were not applied evenly across the organization – certain departments had very few reduced or changed roles, while other departments were affected more significantly.

The decision to make these changes did not come easily. LiveVox has a storied past, one rich with innovation, thought leadership, and a fanatical dedication to customer success. Evidence of LiveVox’s success reached a crescendo last year when we celebrated our 20th consecutive quarter of year over year growth and, in 2021, when we were listed on the NASDAQ stock exchange. In combination, these accomplishments are a distinction that less than 1% of all US companies ever achieve. LiveVox has many things of which to be proud, but all of them were unequivocally the result of the LiveVox team’s commitment, tenacity, and grit.

But times have changed.

Our traditional prospects and clients have altered their business models to adjust not only to a changing financial environment, but also to embrace changing demographic behaviors and habits in the wake of the COVID pandemic and the increasingly digital nature of the modern support experience. Our 100% cloud-based, CCaaS product prophetically and elegantly supports four sweeping, tectonic contact center changes that are simultaneously disrupting our incumbent competitors’ traditional businesses: 1) Omnichannel, 2) AI-driven Automation, 3) Work from anywhere, and 4) Consumption-based pricing.  What’s more, on-premises customers, representing millions of legacy contact center seats, are aggressively migrating to CCaaS solutions. The opportunity for LiveVox has never been brighter.

Michael Porter wrote nearly 50 years ago that the essence of strategy is often knowing what not to do. While our business pivots to take advantage of accelerating markets, other areas will necessarily be deemphasized. The rewards for transforming these areas of our business will be plentiful and long-lasting. Our new efforts will include embracing more commercial partnerships, forming strategic product alliances, and reducing the complexity of our business. These transformative initiatives hold the joint promise of opening the aperture to a previously unexplored universe of prospects and offering existing customers a superior LiveVox experience with a richer set of differentiated solutions.

I have been with the company for only a few months but have spent much of that time meeting with and getting to know our customers. One common theme in all my customer interactions is that our customers love us. They love our people, they love our products, and they want us to become a bigger part of their business. They need us to help them reduce costs, to help them migrate to the cloud, and to help them leverage the awesome power of our omnichannel solutions. They want us to grow with them, both domestically and abroad. We have a unique opportunity and, in many ways, an obligation as partners to rise to that challenge.

The success LiveVox has enjoyed to date is the result of your hard work. It is the result of attentive customer listening, teamwork, commitment, and execution. That is the culture of LiveVox. And, those are the hallmarks of a culture that will endure and thrive in these complicated times.

I look forward to discussing the changes announced today in our “all employee” town hall on Tuesday, January 17th at 7:00am PST.

Thanks for all that you do and thanks for being part of LiveVox.

John DiLullo

CEO, LiveVox